Exhibit 5.1



                   SIDLEY AUSTIN LLP        BEIJING  GENEVA      SAN FRANCISCO
[GRAPHIC OMITTED]  787 SEVENTH AVENUE       BRUSSELS HONG KONG   SHANGHAI
                   NEW YORK, NEW YORK 10019 CHICAGO  LONDON      SINGAPORE
                   212 839 5300             DALLAS   LOS ANGELES TOKYO
                   212 839 5599 FAX                  NEW YORK    WASHINGTON D.C.


                                  FOUNDED 1866


                                February 23, 2006


Hartford Life Insurance Company
200 Hopmeadow Street
Simsbury, Connecticut  06089

                  Re: Hartford Life Global Funding Trust 2006-017 Secured
                      ---------------------------------------------------
                      Medium-Term Notes
                      -----------------

Ladies and Gentlemen:

         This opinion letter is delivered to you in connection with the issuance by Hartford Life Global Funding Trust 2006-017 (the "Trust") of $250,000,000 aggregate principal amount of the Trust's 5.20% Secured Medium-Term Notes due 2011 (the "Notes") related to funding agreement No. FA-406017 (the "Funding Agreement") executed by Hartford Life Insurance Company, a Connecticut life insurance company ("Hartford Life"). The Trust was formed on February 15, 2006 (the "Formation Date") and the Notes will be issued on February 23, 2006 (the "Issuance Date").

         We have acted as special counsel to the underwriters in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), by Hartford Life, of a Registration Statement on Form S-3 (File No. 333-123441) filed with the Commission on March 18, 2005, as amended by Amendment No. 1 filed with the Commission on April 12, 2005 and Post-Effective Amendment No. 1 filed with the Commission on December 13, 2005 (the "Registration Statement"), including a prospectus (the "Prospectus") relating to secured notes to be issued by newly formed statutory trusts formed under the laws of the State of Delaware and a prospectus supplement relating to Hartford Life secured medium-term notes to be issued by the trusts (the "Institutional Prospectus Supplement"). The Registration Statement provides for: (i) the registration of up to $5,000,000,000, or the equivalent amount in one or more foreign currencies, aggregate principal amount of notes to be issued by the trusts and (ii) the registration of up to $5,000,000,000, or the equivalent amount in one or more foreign currencies, of Hartford Life's funding agreements to be sold to the trusts in connection with the sale of notes.

         In furnishing this letter, we have reviewed: (i) the Registration Statement, the Prospectus and the Institutional Prospectus Supplement, and the pricing supplement related to the Notes dated as of the Formation Date, (ii) the trust agreement, dated as of the Formation Date (the "Trust Agreement"), between Wilmington Trust Company, as trustee, and AMACAR Pacific Corp., as trust beneficial owner, which adopts and incorporates the standard trust terms dated March 18, 2005, (iii) the indenture, dated as of the Issuance Date (the "Indenture"), between JPMorgan Chase Bank, N.A., as indenture trustee (the "Indenture Trustee"), and the Trust, which adopts and incorporates the standard indenture terms dated




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[GRAPHIC OMITTED]                       HARTFORD LIFE INSURANCE COMPANY
                                                      FEBRUARY 23, 2006
                                                                 Page 2 NEW YORK

March 18, 2005, (iv) the distribution agreement, dated as of the Formation Date (the "Distribution Agreement"), among Hartford Life, Barclays Capital Inc. and the Trust, which adopts and incorporates the standard distribution agreement terms dated March 18, 2005, (v) the omnibus instrument, dated as of the Formation Date, which includes the Trust Agreement, Indenture and Distribution Agreement executed in connection with the creation of the Trust and the issuance by the Trust of the Notes, (vi) the closing instrument, dated as of the Issuance Date, related to the Trust, (vii) the Notes and (viii) the Funding Agreement.

         We have also reviewed the trust action of the Trust in connection with the issuance of the Notes, and have examined, and have relied as to matters of fact upon, originals or copies certified or otherwise identified to our satisfaction, of such records, agreements, documents, and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Trust, and have made such other further investigations as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. In such examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies submitted to us for our examination. We have relied as to factual matters upon, and have assumed the accuracy of, representations, statements and certificates of or from public officials and of or from officers and representatives of all persons whom we have deemed appropriate.

         Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that upon the execution, issuance, authentication and delivery of the Notes, the Notes will be the valid and binding obligations of the Trust, enforceable against the Trust in accordance with their terms.

         The above opinion with regard to the enforceability of the Notes is qualified by the effects of bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally and general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law).

         We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, as currently in effect. This letter speaks as of the date hereof and we assume no obligation to update or supplement this letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinion and statements set forth above, including any changes in applicable law which may hereafter occur.

[GRAPHIC OMITTED]                      HARTFORD LIFE INSURANCE COMPANY
                                                      FEBRUARY 23, 2006
                                                                 Page 3 NEW YORK

         We hereby consent to the filing of this letter as an exhibit to the Current Report on Form 8-K filed by Hartford Life in connection with the issuance and sale of the Notes, incorporated by reference in the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.


                                                     Very truly yours,

                                                     /s/ Sidley Austin LLP